Exhibit 10.1

AMENDMENT NO. 2 TO THE

CHS/COMMUNITY HEALTH SYSTEMS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AMENDMENT NO. 2 TO THE CHS/COMMUNITY HEALTH SYSTEMS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN dated as of January 1, 2014 (the “Amendment”), amends the CHS/Community Health Systems, Inc. Supplemental Executive Retirement Plan dated effective as of January 1, 2009 (as amended by Amendment No. 1 dated September 13, 2011, the “Plan”). Unless otherwise defined in this Amendment, capitalized terms shall have the meanings assigned to such terms in the Plan.

1.	The Plan is hereby amended as follows:

(a)	The text of Section 2.1(a) is hereby deleted in its entirety and the following inserted in its place:

(a) “Actuarial Equivalent” shall mean a benefit of equivalent value calculated based on the Uninsured Pensioners 1994 Mortality Table including Projections to 2003 using 50% of the Male Rates and 50% of the Female Rates as prescribed for qualified retirement plans under the General Agreement on Trades and Tariffs (GATT) and a discount rate equal to the average yield on 10-Year Treasury Bonds for the twenty-four (24) months preceding the last day of the previous month (as determined by the Committee in good faith), but in no event greater than 4% per annum.

(b)	Section 5.1 Normal Retirement Benefit is hereby amended by adding the following paragraph immediately before the current final paragraph of that section:

Notwithstanding the foregoing, a Participant may instead elect, at any time, to receive the benefit calculated under this Section 5.1 as an amount that is the Actuarial Equivalent of the Monthly Retirement Income as calculated pursuant to this Section 5.1 above as of the later of the Participant’s Eligibility Date (as defined below) or the Participant’s Election Date (as defined below), with interest thereon until such Participant’s Separation from Service in an amount equal to the average yield on 10-Year Treasury Bonds for the twenty-four (24) months preceding, calculated and compounded on a quarterly basis, but in no event greater than 4% per annum. For the sake of clarity, an election described in this paragraph made by a Participant who does not become an Eligible Participant (as defined below) shall be disregarded and such Participant shall receive the benefit, if any, to which such Participant is otherwise entitled under this Plan. For purposes hereof, (i) an “Eligible Participant” is a Participant who has attained the Normal Retirement Date (i.e., has reached the age of 65) and has completed or been credited with at least twenty-five (25) years of Service, (ii) the “Eligibility Date” is the date a Participant becomes an Eligible Participant and (iii) the “Election Date” is the date a Participant makes the election described in this paragraph. An election made pursuant to this paragraph shall be made in writing delivered to the Secretary of the CHS/Community Health Systems, Inc. and once made, shall be final and irrevocable.

2.	Except as amended hereby, the Plan shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, CHS/Community Health Systems, Inc. has caused this Amendment to be executed by its duly authorized officer on the 26th day of February, 2014, being the date the Amendment was approved and adopted by the Board of Directors.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Rachel A. Seifert
Name: Rachel A. Seifert
Title: Executive Vice President, Secretary and General Counsel

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